EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TAYLOR MADE GOLF COMPANY, INC.,

APPLE TREE ACQUISITION CORP.

and

ADAMS GOLF, INC.

dated as of

March 18, 2012

-i-

-ii-

-iii-

EXHIBIT LIST

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Bylaws of Surviving Corporation

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 18, 2012, by and among Taylor Made Golf Company, Inc., a Delaware corporation ("Parent"); Apple Tree Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Adams Golf, Inc., a Delaware corporation (the "Company").

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company each have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Merger Sub by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, John M. Gregory, Joseph R. Gregory, SJ Strategic Investments LLC, B.H. (Barney) Adams, Russell L. Fleischer, Mark R. Mulvoy, and Robert D. Rogers (collectively, the "Stockholders"), have each executed and delivered a voting agreement (the "Voting Agreements") pursuant to which, following the execution and delivery of this Agreement, each Stockholder has agreed to vote their Shares in favor of the adoption of this Agreement at the Special Meeting.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, upon the terms and subject to the conditions of this Agreement, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation.  The Company as the surviving corporation after the Merger is referred to in this Agreement as the "Surviving Corporation."

Section 1.2 Closing.  The closing of the Merger (the "Closing") shall take place as soon as reasonably practicable, but in no event later than the second Business Day, after the satisfaction or waiver of all of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but Closing shall be subject to the satisfaction or waiver of such conditions) (the "Closing Date"), at 10:00 a.m. Dallas time at the offices of Haynes and Boone, LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, unless another date or place is agreed to in writing by the parties to this Agreement.

Section 1.3 Effective Time.  Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by Parent and the Company, being the "Effective Time").

Section 1.4 Effect of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. For all purposes, all of the document deliveries and other actions to occur at the Closing will be conclusively presumed to have occurred at the same time, immediately before the Effective Time, unless otherwise specifically set forth in the applicable document.

Section 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time and in connection with the filing of the Certificate of Merger, the certificate of incorporation of the Company shall be amended and restated to read in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and applicable Law.

(b) At the Effective Time, the bylaws of the Company shall be amended and restated to read, in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and applicable Law.

Section 1.6 Directors and Officers of the Surviving Corporation.  The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON EQUITY INTERESTS

Section 2.1 Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action required on the part of Parent, Merger Sub, the Company or the holders of Equity Interests or securities of Parent or Merger Sub:

(a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will be cancelled and extinguished and will be converted into the right to receive $10.80 per share in cash, less applicable Taxes, if any, required to be withheld with respect to such payment, payable to the holder of such Share, without interest (the "Merger Consideration").  All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled and cease to exist.  Each holder of a Share or Shares (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares) will cease to have any rights with respect to such Share or Shares, except the right to receive the Merger Consideration for such Share or Shares upon surrender of the certificate formerly representing such Share or Shares (a "Certificate"), subject to the provisions of Section 2.7, or, in the case of uncertificated Shares (the "Uncertificated Shares"), the book entry transfer of such Share or Shares upon receipt by the Paying Agent of evidence of transfer as the Paying Agent may reasonably request, each in the manner provided in Section 2.2.

(b) Each Share held by the Company (in the treasury or otherwise) and each Share owned by Parent, any direct or indirect wholly-owned Subsidiary of Parent or any Affiliate of Parent (collectively, "Excluded Shares") immediately before the Effective Time will be cancelled and extinguished, and no payment or other consideration will be made with respect to such Equity Interest.

(c) Each share of capital stock of Merger Sub issued and outstanding immediately before the Effective Time will thereafter be converted into and represent one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation's capital stock that are issued and outstanding immediately after the Effective Time).  Each certificate evidencing ownership of shares of Merger Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

Section 2.2 Payment; Surrender of Equity Interest; Stock Transfer Books.

(a) Before the Effective Time, Merger Sub shall designate, at its election, the Company's transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent for the Surviving Corporation for the benefit of the holders of Shares (other than Dissenting Shares and Excluded Shares) in connection with the Merger (the "Paying Agent") to receive the funds necessary to make the payments contemplated by Section 2.1(a) pursuant to procedures reasonably acceptable to the Company.  At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent in a separate account for the benefit of holders of Shares (other than the Dissenting Shares and Excluded Shares) (the "Payment Fund") the aggregate consideration to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(a), as applicable.  If for any reason the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by Parent hereunder pursuant to Section 2.1(a), Parent shall promptly deposit, or cause to be deposited, cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b) As soon as reasonably practicable after the Effective Time, but in any event no later than three (3) Business Days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Shares which were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Shares will pass, only upon delivery of the Certificate or Certificates representing such Shares to the Paying Agent or, with respect to Uncertificated Shares, book entry transfer of the Uncertificated Shares to Paying Agent, and will be in such form and have such other provisions as the Company and Merger Sub may reasonably specify) and (ii) instructions for use in surrendering Certificates or transferring the Uncertificated Shares in exchange for the Merger Consideration.  Each holder of a Certificate or Certificates or Uncertificated Share or Uncertificated Shares may thereafter until the first anniversary of the Effective Time surrender any such Certificate or Certificates to the Paying Agent under cover of the letter of transmittal or transfer any such Uncertificated Shares by book entry transfer of such Uncertificated Share or Uncertificated Shares upon receipt by the Paying Agent of evidence of transfer as the Paying Agent may reasonably request (each a "Valid Transfer").  Upon the completion of a Valid Transfer on or before the first anniversary of the Effective Time, Paying Agent shall, and Parent shall cause the Paying Agent to, pay the holder of such Shares cash in an amount equal to the Merger Consideration, less any Taxes required to be withheld and without interest, multiplied by the number of Shares so transferred.  Until so surrendered, each Certificate or Uncertificated Share (other than Certificates or Uncertificated Shares representing Dissenting Shares and Excluded Shares) will represent solely the right to receive the aggregate Merger Consideration relating to the Shares.

(c) If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either the Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer Taxes or other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificate or Uncertificated Share surrendered or shall have established to the satisfaction of Merger Sub or the Paying Agent that such Tax either has been paid or is not applicable.  The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or such Uncertificated Shares, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions, in each case with a record date (i) prior to the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (ii) prior to the date of this Agreement, and in each case which remain unpaid at the Effective Time.

(d) At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company's capital stock thereafter on the records of the Company.  From and after the Effective Time, the holders of Shares will cease to have any rights with respect to any such Shares, except as otherwise provided for in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II.  No interest will accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates which immediately before the Effective Time represented the Shares or transfer of Uncertificated Shares.

(e) Promptly following the date which is one (1) year after the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect to such cash), which had been made available to the Paying Agent and which has not been disbursed to holders of Certificates or Uncertificated Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or transfer of their Uncertificated Shares, without any interest on and less any Taxes required to be withheld from such Merger Consideration.  Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any other provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity by Parent, the Surviving Corporation or the Paying Agent, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Section 2.3 Treatment of Company Stock Plan.

(a) At the Effective Time, each then-outstanding and unexercised option (the "Options") to purchase shares of the Company Common Stock under the Company Stock Plan, whether vested or unvested, shall be cancelled and converted into and shall become a right to receive from the Surviving Corporation (or Parent to the extent the Surviving Corporation can not satisfy its obligations), in settlement thereof, a cash payment, less any applicable Taxes required to be withheld and without interest, equal to the product, if a positive number, of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option and (ii) the number of shares of the Company Common Stock subject to such Option not exercised; provided that any Options for which the per share exercise price equals or exceeds the Merger Consideration shall be cancelled without any payment in respect thereof (the "Option Consideration").

(b) At the Effective Time, each then-outstanding restricted share of Company Common Stock granted under the Company Stock Plan (each a "Company Restricted Share") outstanding and subject to restrictions immediately prior to the Effective Time (whether vested or unvested), by virtue of the Merger and without any action on the part of the holder thereof, will become fully vested and no longer subject to any restrictions immediately prior to, and then will be cancelled automatically at the Effective Time and will thereafter represent, and will be converted into, only the right to receive from the Surviving Corporation (or Parent to the extent the Surviving Corporation can not satisfy its obligations) an amount of cash, less any applicable Taxes required to be withheld and without interest, equal to the Merger Consideration (the "Company Restricted Share Consideration").

(c) Reserved.

(d) All amounts payable pursuant to this Section 2.3 shall be subject to any required withholding of Taxes and shall be paid without interest.  Parent will, or will cause the Surviving Corporation to, pay to holders of the Options and Company Restricted Shares, the Option Consideration or Company Restricted Share Consideration, as applicable, as soon as practicable after the Effective Time and in any case no later than fifteen (15) Business Days thereafter.  Parent may, in its reasonable discretion, cause the amounts payable pursuant to this Section 2.3 to holders of Options or Company Restricted Shares to be delivered through the Company's ordinary payroll system in lieu of delivery of a check or making a wire transfer to such holder.

(e) Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain all necessary consents or releases from the holders of Options and Company Restricted Shares under the Company Stock Plan and take all such other lawful action as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act, without incurring any liability in connection therewith) to provide for and give effect to the transactions contemplated by this Section 2.3.  Except as otherwise agreed to in writing by the parties hereto, (i) the Company Stock Plan will terminate as of the Effective Time or expire in accordance with its terms, whichever is earlier, and (ii) following the Effective Time, no participant in the Company Stock Plan shall have any right under the Company Stock Plan to acquire the capital stock of the Company, the Surviving Corporation or any other Person.

(f) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any dispositions of Equity Interests (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be approved by the Board of Directors of the Company (the "Company Board") or a committee of two (2) or more non-employee directors of the Company (as such term is defined in Rule 16b-3 promulgated under the Exchange Act).  Such approval shall specify:  (A) the name of each officer or director, (B) the number of securities to be disposed of for each named person, and (C) that the approval is granted for purposes of exempting the transaction under Rule 16b-3 promulgated under the Exchange Act.

Section 2.4 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration, and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or shall effectively waive, withdraw or lose such stockholder's rights under Section 262 of the DGCL, such stockholder's Shares in respect of which such stockholder would otherwise be entitled to receive fair value under Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as provided in Section 2.1(a), less any applicable Taxes required to withheld and without any interest thereon, upon surrender of the Certificate or Certificates representing such Shares, or transfer of the Uncertificated Share or Shares, pursuant to Section 2.2.

(b) The Company shall give Parent (i) prompt written notice of any notice (whether written or oral) received by the Company of the intent of any holder of Shares to demand the fair value of any Shares, any written demand for appraisal, any withdrawals thereof and any instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL.  The Company shall not, except with the prior written consent of Parent or as otherwise required by an Order, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such demands or extend or waive the deadline or other time period applicable to any dissenters' rights; provided, however, that the Company shall give Parent advance written notice of the requirement to make any payment pursuant to an Order prior to making such payment.

Section 2.5 Subsequent Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the intentions of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the intentions of this Agreement.

Section 2.6 Adjustments.  If, during the period between the date hereof and the Effective Time, any change in the Equity Interests or number of Equity Interests specified in Section 3.4(a) shall occur, by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, reorganization, exchange or readjustment of shares or otherwise, or any stock dividend thereon with a record date during such period (including any dividend or distribution of securities convertible into capital stock), but excluding any change that results from any exercise of Options or the vesting of Company Restricted Shares, then the Merger Consideration, any other amounts payable pursuant to this Agreement, all references in this Agreement to specified numbers of Equity Interests affected thereby, and all calculations provided for that are based upon numbers of Equity Interests (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties hereto the same economic effect as contemplated by this Agreement prior to such change or event.

Section 2.7 Lost Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder's compliance with the reasonable replacement requirements established by the Paying Agent (including, if reasonably required by the Paying Agent or Parent, the posting by such holder of a bond in such amount as the Paying Agent or Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate), the Paying Agent shall deliver in exchange for the lost, stolen or destroyed

Certificate the applicable Merger Consideration payable in respect of the Shares represented by the Certificate pursuant to this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (i) in the letter from the Company, dated the date hereof, addressed to Parent and Merger Sub (the "Company Disclosure Letter") or (ii)  in the Specified Company SEC Documents filed prior to the date of this Agreement (and then (x) only to the extent reasonably apparent in the Specified Company SEC Documents that such disclosed item is an event, item or occurrence that relates to a matter covered by a representation or warranty set forth in this Article III and (y) other than risk factors or other forward-looking statements or similar language in the Specified Company SEC Documents), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization.

(a) Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  The Company does not own any equity interests in any corporation or other entity, except for its Subsidiaries.

Section 3.2 Authorization; Validity of Agreement; Company Action.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby (the "Transactions").  The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions, except that the adoption of this Agreement requires the approval (the "Stockholder Approval") of the holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock").  This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by the other parties hereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Assuming the accuracy of the representation and warranty in Section 4.4, the Stockholder Approval is the only vote of the holders of any class or series of the Company's capital stock that is necessary in connection with the consummation of the Merger and the other Transactions.

(c) At a meeting duly called and held, the Company Board unanimously adopted resolutions, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, in which the Company Board (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company's stockholders and declared this Agreement advisable, (ii) approved this Agreement and the Transactions, (iii) directed that the adoption of this Agreement be submitted to a vote at the Special Meeting, and (iv) (subject to Section 5.2) recommended that the Company's stockholders vote to adopt and approve this Agreement (such recommendation, the "Company Recommendation").

Section 3.3 Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the filing with the SEC of the Proxy Statement and the making of such other filings as may be required under the Exchange Act or by the rules of the Nasdaq Stock Market in connection with this Agreement, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Charter Documents or the Subsidiary Charter Documents, (b) require any material filing with, or material permit, authorization, consent or approval of, any court, arbitral tribunal, arbitrator, administrative agency, or commission or other governmental, quasi-governmental, administrative or regulatory authority or agency (a "Governmental Entity"), (c) except as set forth on Section 3.3(c) of the Company Disclosure Letter result in a violation or breach of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or give rise to any right of termination, amendment, cancellation or acceleration under any Material Contract or (d) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (c) where such violations, breaches or defaults would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of 1,250,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"), and 12,500,000 shares of Company Common Stock.  As of the date of this Agreement, (i) no shares of Company Preferred Stock are issued and outstanding, (ii) 7,995,511 shares of Company Common Stock (including 381,365 Company Restricted Shares) are issued and outstanding, (iii) 410,937 shares of Company Common Stock are issued and held in the treasury of the Company, and (iv) 287,560 shares of Company Common Stock are reserved for issuance under the Company

Stock Plan in respect of awards outstanding as of the date hereof. Section 3.4(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) the number of Shares subject to, the holder of, the vesting schedule and exercise price of each outstanding Option, and (B) the number of Shares subject to, the holder of, and vesting schedule of each outstanding Company Restricted Share.  All of the outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Options or the vesting of outstanding Company Restricted Shares will be, when issued in accordance with the terms of the Options or Company Restricted Shares, duly authorized, validly issued, fully paid and non-assessable.  Except as set forth in this Section 3.4(a) and for changes resulting from the exercise of the Options, the issuance of shares of Company Restricted Shares, or vesting of Company Restricted Shares outstanding as of the date hereof, there are no (x) shares of capital stock of the Company authorized, issued or outstanding, (y) existing options, warrants, preemptive rights or subscriptions relating to the issued or unissued capital stock of the Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such share or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription, or other similar instrument, or (z) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company or of any Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.  Except as set forth in Section 3.4(a) of the Disclosure Letter, neither the Company nor any Subsidiary of the Company owns any Equity Interests or any capital stock or other equity interest in any other Person.

(b) Upon consummation of the Merger, (i) all outstanding Company Common Stock (other than any Dissenting Shares and Excluded Shares but including the Company Restricted Shares) will be converted in accordance with this Agreement under the DGCL into the right to receive the Merger Consideration or the Company Restricted Share Consideration, as the case may be, and will no longer represent any interest in the Company, (ii) all Options will be converted in accordance with the terms of the Company Stock Plan and this Agreement into the right to receive the Option Consideration and will no longer represent the right to acquire capital stock of the Company; and (iii) the only outstanding shares of capital stock of the Company will be owned by Parent and there will be no options, warrants, or other rights to purchase or otherwise acquire any shares of capital stock of the Company.

(c) With respect to the Options, (i) each grant of Options was duly authorized no later than the date on which the grant of such Options was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly delivered by the Company to the recipient, (ii) each such grant was made in accordance with the terms of the applicable Company Stock Plan, the Securities Act, the Exchange Act, and all other applicable Laws and rules or requirements of self regulatory authorities, including the rules of the Nasdaq Stock Market, (iii)  except as set forth on Section 3.4(c) of the Company Disclosure Letter, the per share exercise price of each Option was no less than the fair market value of a share of the Company Common Stock on the applicable Grant Date and (iv) each such grant was properly accounted for in all material respects in accordance with the United States generally accepted accounting principles ("GAAP") in the Financial Statements (including the related notes) of the Company and disclosed in all material respects in the Company SEC Documents in accordance with GAAP, the Exchange Act and all other applicable Laws.  All Options and Company Restricted Shares may, by their terms, be treated in accordance with Section 2.3, without the requirement of any consent or release from the holders of such Options and Company Restricted Shares.  The Contracts governing the terms of each outstanding Option and Company Restricted Share provide that, upon a change in control of the Company, all unvested Options and Company Restricted Shares shall automatically vest in full.

(d) All of the outstanding shares of capital stock of each of the Subsidiaries are owned beneficially or of record by the Company, directly or indirectly, and all such shares were issued in compliance with applicable Laws, have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances, except Permitted Encumbrances, or any other restrictions (including preemptive rights and any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interest).

(e) There are no voting trusts or other Contracts or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.  Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or such Subsidiary of the Company on any matter.

Section 3.5 SEC Reports and Financial Statements.

(a) Since January 1, 2009, the Company has timely filed or otherwise transmitted all Company SEC Documents, each of which as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder or under the Sarbanes-Oxley Act or the Dodd-Frank Act, each as in effect on the date so filed. Since January 1, 2009, none of the Company SEC Documents contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  None of the Company's Subsidiaries is subject to the reporting requirements of Sections 13(a) or 15(d) under the Exchange Act or otherwise required to file or furnish any forms, reports or other documents with the SEC.  There are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to any Company SEC Document.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation.

(b) Since January 1, 2009, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market LLC.

(c) Each of the consolidated financial statements (including any notes and schedules thereto) included or incorporated by reference in the Company SEC Documents (the "Financial Statements") (w) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, in all material respects, (x) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (y) has been prepared in accordance with GAAP, in all material respects, applied on a consistent basis during the periods involved (except as may be indicated in the Financial Statements or in the notes to the Financial Statements and subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnote disclosure as permitted by GAAP), and (z) fairly presents in accordance with GAAP, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the date and for the periods referred to in the Financial Statements.  Neither the Company nor any Subsidiary of the Company has any unresolved material dispute with BKD, LLP that would be required to be disclosed in any document required to be filed with the SEC under Item 304 of Regulation S-K promulgated under the Securities Act (i) on a matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure or (ii) in connection with any matter related to the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2011.

(d) The Company and its Subsidiaries have no outstanding indebtedness for borrowed money, including pursuant to the Credit Facility.

(e) Neither the Company nor any of the Company's Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's audited financial statements or other Company SEC Documents.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) in accordance with Rule 13a-15 under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that all material information concerning the Company and all of its Subsidiaries is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC.  The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of the Company's and its consolidated Subsidiaries' financial reporting and the preparation of their financial statements for external purposes in accordance with GAAP.  As of December 31, 2011, neither the chief executive officer (including any interim chief executive officer) nor the chief financial officer of the Company has become aware of, and neither the

Company Board nor the audit committee of the Company Board has been advised of, (i) any fact, circumstance or change that is reasonably likely to result in a "significant deficiency" or a "material weakness" (each as defined in Public Company Accounting Oversight Board Auditing Standard 2) in the design or operation of the Company's internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company's internal control over financial reporting.

(g) The statements contained in the certifications of each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) filed with the Company SEC Documents as required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents were true and accurate in all material respects as of the date they were made.  The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act, except for any non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h) To the Knowledge of the Company, since January 1, 2009, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from employees of the Company and its Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company's officers or directors.  The Company has made available to Parent a summary of all material complaints or concerns relating to employee concerns regarding possible violations of Law made since January 1, 2009. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's chief financial officer, audit committee (or other committee designated for the purpose) of the Company Board or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(i) All accounts receivable (including trade receivables and other receivables) have been recorded on the Financial Statements in accordance with GAAP and derive from bona fide sales transactions entered into in the ordinary course of business consistent with past practice and are payable on the terms and conditions set forth in the applicable Contract (net of allowances for doubtful accounts as reflected in the Financial Statements in accordance with GAAP).  To the Knowledge of the Company, the $3.0 million receivable due from the Company's Canadian agent for receivables collected but not yet remitted to the Company described in footnote 13 to the Company's Financial Statements for the year ended December 31, 2011 is fully recoverable.

(j) All inventory reflected in the Financial Statements consists of quantity and quality usable and salable in the ordinary course of business consistent with past practices and is not obsolete, defective, damaged or slow moving, and is merchantable and fit for its intended use and is being actively marketed in the commercial channels in the ordinary course of business consistent with past practices, subject only to the allowances and reserves reflected in the

Financial Statements.  All inventory has been properly valued at the lower of cost or market, including the capitalization of labor and overhead costs, in accordance with GAAP, consistently applied.  The Company has maintained established controls over the inventory and maintains accurate perpetual records updated periodically for physical inventory counts.

Section 3.6 Absence of Certain Changes.  From January 1, 2012 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not occurred any event, change or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any actions that if taken after the date of this Agreement would be prohibited by Section 5.1.

Section 3.7 No Undisclosed Material Liabilities.  Except for (i) liabilities disclosed and provided for in the balance sheet included in the Financial Statements or in the notes thereto set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2011, (ii) liabilities incurred in the ordinary course of business consistent with past practices since January 1, 2012, or as expressly contemplated by this Agreement, in each case that would not, individually or in the aggregate, have a Material Adverse Effect, (iii)  fees and expenses of the Company's investment bankers, accountants and attorneys (including in connection with this Agreement), (iv) the change of control bonuses or other payment set forth in the Specified Company SEC Documents or on Section 3.7 of the Company Disclosure Letter and (v) the D&O Premium, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 3.8 Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and, since January 1, 2009, has been in compliance with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any applicable Law or Order, except for failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect.  The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"), except for failures to comply or violations that would not, individually or in the aggregate, have a Material Adverse Effect.  The Company and each of its Subsidiaries are in material compliance with the terms of the Company Permits.

Section 3.9 Material Contracts.

(a) Section 3.9(a) of the Company Disclosure Letter sets forth a list of each of the following Contracts, excluding any such Contracts described in or filed, furnished or included with the Specified Company SEC Documents, to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries' material assets or properties is bound: (i) any Contract (other than this Agreement) that would be required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Exchange Act; (ii) any Contract containing covenants of the Company or any of its Subsidiaries not to compete in any line of business, industry or geographical area in any manner or restricting the Company or any of its Subsidiaries from freely setting prices for its products (including "most favored customer" pricing provisions); (iii) any Contract which creates a partnership or joint venture or similar arrangement; (iv) any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, trust deed or other Contract for or with respect to the borrowing of money, a line of credit, any currency exchange, commodities or other hedging arrangement, or a leasing transaction of a type required to be capitalized in accordance with GAAP; (v) any Contract of guarantee, support, or assumption with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person; (vi) any collective bargaining agreement, (vii) any Contract for the sale of any of its material assets, other than inventory, after the date hereof, in the ordinary course of business consistent with past practices; (viii) any Contract that contains a put, call, collar, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person; (ix) any material settlement agreement or similar Contract and any settlement agreement or similar Contract with a Governmental Entity, in each case, to which the Company or any of its Subsidiaries is a party; (x) any Contract which contains a "change in control" clause or other similar provision which will create any rights or obligations of the Company, any Subsidiary of the Company, or another party to such Contract upon the execution of this Agreement or consummation of any of the Transactions; (xi) any Contract for or relating to the employment by it of any director, employee or officer or other type of Contract with any of its directors or officers that is not terminable by it without cost or other liability; (xii) any Contract that grants exclusive rights, rights of refusal, rights of first negotiation or similar rights to any Person or that limits or purports to limit in any material respect the ability of the Company or any of its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material asset or business; (xiii) any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Options or Company Restricted Shares under the Company Stock Plan provided or made available to Parent; (xiv) any other Contract in which its officers, directors, employees or stockholders or any members of their immediate families is directly or indirectly interested (whether as a party or otherwise); (xv) any Contract which would reasonably be expected to prohibit, impede or materially delay the consummation of the Merger or any of the other Transactions; (xvi) any License Agreement; (xvii) any Lease; and (xviii) any other Contract (other than this Agreement, purchase orders for the purchase of inventory in the ordinary course consistent with past practices or agreements between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company) under which the Company and its Subsidiaries are obligated to make payments (whether fixed, contingent or otherwise) in excess of $500,000 per annum or $1,000,000 during the life of the Contract.  Each such Contract described in clauses (i)-(xviii) is referred to herein as a "Material Contract."

(b) All Material Contracts are in written form or summarized in Section 3.9(b) of the Company Disclosure Letter.  Neither the Company nor any of its Subsidiaries is in material default under any Material Contract and no event has occurred with respect to the Company or any of its Subsidiaries or, to the Company's Knowledge, with respect to any other contracting party, that (with or without the lapse of time or the giving of notice, or both) would reasonably be expected to (i) cause a material default under any Material Contract or (ii) give any party (1) the right to accelerate the maturity or performance of any obligation of the

Company or any of its Subsidiaries under any Material Contract, or (2) the right to cancel or terminate any Material Contract.  Each of the Material Contracts is, and after the consummation of the Transactions will continue to be, in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The Company has made available to Parent true and complete copies of each Material Contract, including all material amendments thereto.

Section 3.10 Information in Proxy Statement.  The proxy statement to be distributed to the Company’s stockholders for the Special Meeting (such proxy statement, as amended or supplemented from time to time, and together with any schedules required to be filed with the SEC in connection therewith, the "Proxy Statement") will not, at the date it is first mailed to the Company's stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.  Notwithstanding anything to the contrary in this Section 3.10, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.11 Litigation.  There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective assets or properties, or any officer, director or employee of the Company or any of its Subsidiaries in such capacity, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party or subject to or in default under any Order which would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12 Labor Matters.   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union Contracts.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has not received written notice during the past three (3) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation Laws to conduct an investigation of the Company and, to the Knowledge of the Company, no such investigation is in progress.  As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company pending, or to the Knowledge of the Company, threatened.  To the Knowledge of the Company, no union claims or demands to represent any employees of the Company or any of its Subsidiaries and there are no organizational campaigns currently in progress or undertaken at any time during the past two (2) years with respect to any of the employees of the Company.

Section 3.13 Employee Compensation and Benefit Plans; ERISA.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth a correct and complete list of all compensation, benefit, fringe benefit and other plans, programs, arrangements or agreements (i) to which the Company or any of its Subsidiaries is a party or (ii) that are currently maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (the "Company Plans").

(b) With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust or custodial agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the "IRS"), (iii) any current summary plan description or employee handbook, (iv) for the past two (2) years (A) the Form 5500 and attached schedules, to the extent due and filed with the IRS, (B) audited financial statements, and (C) actuarial valuation reports, if any, and (v) copies of any correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation or Department of Labor (or any agency thereof) relating to any material compliance issues with respect to any Company Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Plan has been established and is being administered in accordance with its terms and is in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable Law.

(d) Neither the Company nor any of its Subsidiaries currently has, and at no time in the past has had, an obligation to contribute to a "multiemployer plan", as defined in Section 3(37) of ERISA.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no Action (other than routine claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan.

(f) Neither any of the Company Plans, nor any other plan currently or previously maintained by the Company or any of its Subsidiaries, is subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and its accompanying trust is exempt from taxation under Section 501(a) of the Code, and are subject to a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) The Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-U.S. Law related to the collection and payment of Taxes.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has performed all obligations required to be performed by it under the Company Plans, including the payment of all benefits, contributions and premiums required by and due under the terms of each Company Plan or applicable Law.

(j) No Company Plan promises or provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or any of its Subsidiaries, other than group health plan continuation coverage required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar state Laws.

(k) Except as set forth on Section 3.13(k) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, severance pay or increase in benefits under or with respect to any Company Plan, (ii) except as provided in Section 6.9, cause or result in a limitation (other than any limitation imposed by applicable Laws) on the right of the Company to amend or terminate any Company Plan, or (iii) result in any "parachute payment" that would not be deductible by reason of the application of Section 280G of the Code or would cause the imposition of taxes under Code Section 4999.

(l) Each Company Plan that is a "nonqualified deferred compensation plan" (within the meaning of Code Section 409A) is in compliance, in both form and operation, with the requirements of Code Section 409A and the regulations and guidance promulgated thereunder, and no amounts paid or deferred under any such Company Plan is (or has been), or upon vesting or settlement will be, subject to the additional tax under Code Section 409A(a)(1)(B).

(m) There is no Contract to which the Company or any of its Subsidiaries is (or has been) a party that, individually or collectively, did (or could) give rise to the payment of any amount that would not be deductible pursuant to Code Section 162(m).

(n) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Company Plans or ERISA.

Section 3.14 Properties.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of all material real property leased or subleased (whether as tenant or subtenant) by the Company or any Subsidiary of the Company (including the improvements thereon, the

"Leased Real Property").  The Leased Real Property constitutes all of the real property utilized in connection with the Company Business.

(c) The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, each free and clear of all Encumbrances, except Permitted Encumbrances.  The Company or one of its Subsidiaries has exclusive possession of each Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to agreements with respect to such real property entered in the ordinary course of business, true, correct and complete copies of which have been provided to Parent.

(d) (i) Each Lease is in full force and effect and is valid and enforceable in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (ii) there is no material default under any Lease either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by the Company or its Subsidiaries thereunder.  Neither the Company nor any of its Subsidiaries has assigned (collaterally or otherwise) or granted any other security interest in the Leases or any interest therein.

(e) (i) To the Knowledge of the Company, there are no pending or, threatened condemnation or eminent domain proceedings that affect any Leased Real Property, and (ii) the Company has not received any written notice of the intention of any Governmental Entity or other Person to take any Leased Real Property.

(f) Except as would not have a Material Adverse Effect, the Company and each Subsidiary of the Company has good title to, or a valid and binding leasehold interest in, all the personal property owned by it, except for that personal property that is no longer used or useful in the conduct of the Company Business or the respective businesses of each of its Subsidiaries, and in each case free and clear of all Encumbrances other than Permitted Encumbrances.

Section 3.15 Intellectual Property.

(a) The Company or one of its Subsidiaries exclusively owns all right, title, and interest in, or has the valid right to use, pursuant to a license or otherwise, all Intellectual Property used in the operation of the Company's business as presently conducted (the "Company Intellectual Property") (without limiting the foregoing, the Company’s business as presently conducted includes the sale of products bearing the ADAMS GOLF trademark in the United States of America, Canada, Japan, Korea, the United Kingdom and China, and such products fall within International Trademark Classes 25 and 28); provided, however, that notwithstanding the foregoing, the Company makes no representation or warranty regarding its right to use the ADAMS GOLF trademark on products classified in International Trademark Class 25 in China, Japan or Korea.  Section 3.15(a) of the Company Disclosure Letter lists all registrations and applications for Intellectual Property owned by the Company or one of its Subsidiaries.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Company has not violated, misappropriated or infringed the Intellectual Property of any other Person, except for any of the foregoing that have since been finally and conclusively resolved without further right to appeal.  Except as set forth on Section 3.15(a) of the Company Disclosure Letter, to the Knowledge of the Company, no Third Party has violated, misappropriated or infringed any material Intellectual Property owned by the Company or any of its Subsidiaries, except where such violation, misappropriation or infringement would not be reasonably likely to result in a Material Adverse Effect.

(b) Except as set forth in Section 3.15(b) of the Company Disclosure Letter, (i) with respect to material Company Intellectual Property owned by the Company or its Subsidiaries: (A) no claim has been brought or made challenging the ownership, right to use or validity of the Company Intellectual Property or opposing or attempting to cancel the Company's rights in the Company Intellectual Property and, to the Company's Knowledge, no valid ground exists for any such claim; and (B) no such Company Intellectual Property is scheduled to expire within five (5) years from the date of this Agreement, and (ii) with respect to material Company Intellectual Property owned by a Third Party and licensed to or otherwise used by the Company or its Subsidiaries, Company's (and its Subsidiaries') right to use such Company Intellectual Property is not scheduled to expire or terminate within five (5) years from the date of this Agreement.

(c) The Company has taken commercially reasonable steps to protect, preserve and maintain the Company Intellectual Property purportedly owned by the Company or any of its Subsidiaries and to preserve and maintain the secrecy and confidentiality of all the Company's trade secrets and confidential information.  All current employees, consultants and independent contractors of the Company, and any former employees, consultants and independent contractors engaged since January 1, 2006, in the active development or creation of material Company Intellectual Property related to the Company’s products have executed and delivered to the Company a Contract regarding the protection of such proprietary information and the assignment of Company Intellectual Property to the Company or a Subsidiary of the Company.  No director, officer, employee, agent or representative of the Company owns or holds, directly or indirectly, any interest in any of the Company Intellectual Property.

(d) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.15 are the only representations and warranties in this Agreement with respect to Intellectual Property.

Section 3.16 Environmental Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, and they possess and comply, and are in compliance with, all applicable Environmental Permits required under such Laws to operate as they currently operate; and (ii) neither the Company nor any Subsidiary of the Company has received any written notification alleging that they are liable under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or similar foreign, state or local Law, for any Release or threatened Release of Materials of Environmental Concern at any location owned or occupied by the Company or any Subsidiary of the Company at any time except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been fully resolved with the appropriate Governmental Entity without further material obligations (other than obligations to generally comply with applicable Laws) or liability for the Company or any Affiliate thereof.  There are no Actions arising under Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.   Neither the Company nor any Subsidiary of the Company has received a request for information pursuant to Section 104(e) of CERCLA or any similar foreign, state or local Law.

(b) To the Company’s Knowledge, except as would not reasonably be expected to have a Material Adverse Effect, there have been no Releases of Materials of Environmental Concern from the Company’s or any of its Subsidiaries' operations at, under, from, in, to, or upon any Leased Real Property or, during the term of the Company’s or any of its Subsidiaries' ownership, lease or operations thereof, at, under, from, in, to, or upon property formerly owned, operated or leased by the Company.

(c) To the Company's Knowledge, neither the Company nor any of its Subsidiaries nor any of their respective predecessors, or any entity previously owned by the Company, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Materials of Environmental Concern to any off-site disposal location which would reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Taxes.

(a) The Company and each of its Subsidiaries has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by them, all such Tax Returns are correct and complete in all material respects, and all Taxes shown as due thereon have been paid to the appropriate Governmental Entity.  Neither the Company nor any of its Subsidiaries has received written notice (or, to the Knowledge of the Company or any of its Subsidiaries, any notice not in writing) of any claim made by any Tax authority or other Governmental Entity in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is required to file Tax Returns or pay Taxes to that jurisdiction.

(b) There is no audit, assessment, examination, or other Action pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened against the Company or any of its Subsidiaries in respect of any material Tax.  Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency or assessment outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.  Neither the Company nor any of its Subsidiaries has entered into any closing agreement or similar written or otherwise binding arrangement with any Tax authority or other Governmental Entity with regard to the Tax liability of the Company or any of its Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to any extension or waiver thereof, has not expired.

(c) Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or similar arrangement.

(d) Each of the Company and its Subsidiaries has duly and timely withheld and timely remitted to the appropriate Tax authority or other Governmental Entity all material Taxes required to have been withheld and remitted under applicable Law.

(e) There are no Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(g) None of the Company's or any of its Subsidiaries' assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code and none of the property of the Company or any of its Subsidiaries is properly treated as owned by persons other than the Company or any of its Subsidiaries for income Tax purposes.

(h) Neither the Company nor any of its Subsidiaries has participated in a transaction that is a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(i) Neither the Company nor any of its Subsidiaries (i) has received approval to make or has agreed to a change in any accounting method or has any written application pending with any Governmental Entity requesting permission for any such change; (ii) has agreed to or is required to make any adjustment under Section 481 or Section 482 of the Code (or similar provision of state, local or foreign Law); (iii) has received written notification that the IRS (or other Governmental Entity) is proposing any adjustment under Section 481 or Section 482 of the Code (or similar provision of state, local or foreign Law).

(j) There are no Contracts, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

(k) Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l) Neither the Company nor any of its Subsidiaries has any material deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or similar provision under state, local or foreign law) or any material excess loss accounts within the meaning of Treasury Regulation Section 1.1502-19.

(m) Neither the Company nor any of its Subsidiaries is or ever has been a United States real property holding corporation (as that term is defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(ii) of the Code.

(n) The net operating losses, if any, of the Company and each of its Subsidiaries are not subject to any material limitation under Section 382 of the Code and any excess credits, net capital losses, and foreign tax credits of the Company and each of its Subsidiaries are not subject to any material limitation under Section 383 of the Code.

(o) Neither the Company nor any of its Subsidiaries has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code.

(p) The Company has delivered to Parent correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company and its Subsidiaries since January 1, 2008.

(q) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.13 and this Section 3.17 are the only representations and warranties in this Agreement with respect to Taxes.

Section 3.18 Fairness Opinion.  The Company Board has received the written opinion (or an oral opinion to be confirmed in writing, a copy of which will be provided to Parent upon receipt thereof by the Company) of Morgan Stanley & Co. LLC ("Morgan Stanley"), dated as of March 18, 2012, to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in such opinion, the Merger Consideration to be received by the holders of Shares is fair from a financial point of view to such holders, excluding Parent and its Affiliates.

Section 3.19 Brokers or Finders.  Except for Morgan Stanley, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the Transactions.  Except for the consideration payable pursuant to the engagement letter, dated as of December 27, 2011, between the Company and Morgan Stanley, neither the Company nor any Affiliate thereof has any obligation to Morgan Stanley.

Section 3.20 State Takeover Statutes.  No "moratorium," "fair price," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions.  Assuming the accuracy of the representation and warranty set forth in Section 4.4, the action of the Company Board in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

Section 3.21 Insurance.  With respect to each insurance policy that is material to the Company and its Subsidiaries that is currently in place, neither the Company nor any of its

Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.  Except as would not reasonably be expected to result in a Material Adverse Effect, the Company's insurance policies protect the Company's and its Subsidiaries' properties from losses and risks in a manner reasonable for its and their respective assets and properties and are of the types and in amounts customarily carried by Persons conducting similar businesses or operating similar assets in the area(s) in which the Company Business is conducted.  Except as set forth on Section 3.21 of the Company Disclosure Letter, there is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.

Section 3.22 Related Party Transactions.  Except as set forth in the Specified Company SEC Documents, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of 5% or more of the Shares or any current or former director, officer, employee or affiliate of the Company or any of its Subsidiaries, or to any member of the Immediate Family or Affiliates (including any trusts established for the benefit of such Immediate Family members) of any of the foregoing, and no such Person has any interest in any such Contract, transaction or other arrangement, except (a) for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course of business consistent with past practice and (b) for any such transactions that would not be required to be disclosed in the Specified Company SEC Documents pursuant to the rules and regulations promulgated under the Exchange Act.

Section 3.23 Illegal Payments, etc.  In the conduct of its business neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents, has given, or agreed to give, any gift, contribution or payment that is illegal under applicable Law to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Law, or reimbursed any political gift or contribution that is or was illegal under applicable Law made by any other Person, to any candidate for federal, state, local or foreign public office.

Section 3.24 Top Customers and Suppliers.  Section 3.24 of the Company Disclosure Letter sets forth a true, correct and complete list of the names of the fifteen (15) largest customers (as measured by gross revenue per customer for the most recently completed fiscal year of the Company) (the "Top Customers") and the five (5) largest vendors and suppliers of the Company (as measured by total purchases per vendor for products or services for the most recently completed fiscal year of the Company) (the "Top Suppliers").  Since January 1, 2012, no Top Customer or Top Supplier has discontinued its relationship with the Company or notified the Company in writing that it intends to discontinue such relationship.  To the Knowledge of the Company, no such Top Customer or Top Supplier has any plans to discontinue such relationship.

Section 3.25 Rebates and Discounts.  Since January 1, 2011, except as set forth on Section 3.25 of the Company Disclosure Letter, neither the Company nor any Subsidiary of the

Company has engaged in rebate, discount, advance sale programs, volume discounts, or other programs or arrangements (such as arrangements to sell to customers products or services in excess of such customers' reasonable foreseeable requirements) with its respective customers which (x) are outside the ordinary course of business and (y) would otherwise reasonably be expected to result in such customers reducing, temporarily or permanently, their purchases of services and products from the Company or any Subsidiary of the Company.

Section 3.26 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates, and for the avoidance of doubt, neither the Company nor any of its Affiliates otherwise makes any express or implied representation or warranty with respect to "Information" as defined in the Confidentiality and Standstill Agreement, dated January 11, 2012, between the Company and adidas AG, an Affiliate of Parent (the "Confidentiality Agreement").

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization; Ownership of Merger Sub.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.  Parent owns directly all of the issued and outstanding capital stock of the Merger Sub.  There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock (or other interests convertible into or exchangeable for or rights to acquire shares of capital stock) of  Merger Sub, by sale, lease, license or otherwise.  There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.2 Authorization; Validity of Agreement; Necessary Action.  Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, and the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation, bylaws or other similar organizational documents of Parent and Merger Sub, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other instrument or obligation to which Parent or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective properties or assets may be bound or (d) violate any Order or Law applicable to Parent, any of its Subsidiaries (including Merger Sub) or any of their properties or assets, except in the case of clause (b), (c) or (d) where failure to obtain such permits, authorizations, consents or approvals or to make such filings, or where such violations, breaches or defaults would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger and the other Transactions.

Section 4.4 Ownership of Common Stock.  Neither Parent nor any of its Subsidiaries (including Merger Sub) is, and at no time during the last three years has Parent or any of its Subsidiaries (including Merger Sub) been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.  Neither Parent nor any of its Subsidiaries (including Merger Sub), directly or indirectly, beneficially or of record, “owns” (as defined in Section 203 of the DGCL) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company (other than as contemplated by this Agreement) in excess of 5% of the Company Common Stock.

Section 4.5 Information in Proxy Statement.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Special Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading.

Section 4.6 Transaction Funds; Sufficiency of Funds.  Parent and Merger Sub have as of the date hereof, and will immediately prior to the Effective Time have, sufficient funds available to finance and consummate all of the Transactions at Closing including the payment of all amounts required to be paid by or on behalf of Parent or the Surviving Corporation as contemplated by Article II or any other provision of this Agreement, and any required refinancings or repayments of existing Indebtedness of the Company, and all related estimated fees and expenses (collectively, the "Transaction Funds"). There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Funds.

Section 4.7 No Prior Activities.  Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the Transactions (including any financing), Merger Sub has not incurred, and prior to the Effective Time will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities, and has not engaged, and prior to the Effective Time will not have engaged, directly or indirectly through any Subsidiary or Affiliate, in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

Section 4.8 Solvency.  Assuming satisfaction of the conditions to Parent's obligation to consummate the Merger, or waiver of such conditions, and after giving effect to the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of Indebtedness contemplated in this Agreement, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, Parent and the Surviving Corporation (including its Subsidiaries), taken as a whole, will be Solvent as of the Effective Time and immediately after the consummation of the Transactions.  For the purposes of this Agreement the term “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "fair saleable value" of the assets of such Person will, as of such date, exceed (i) the value of all "liabilities of such Person, including contingent and other liabilities," as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.9 Litigation.  There are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or, to the Knowledge of Parent, any officer, director or employee of Parent or Merger Sub in such capacity, which would, individually or in the aggregate, prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.  Neither Parent nor Merger Sub is a party or subject to or in default under any Order which would prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.10 Disclaimer of Warranties.  Parent and Merger Sub acknowledge that neither the Company nor any Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III and the Company Disclosure Letter, and Parent and Merger Sub (i) further agree that the Company shall not have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent and Merger Sub, or Parent's or Merger Sub's use of, any such information, including the "Information," as defined in the Confidentiality Agreement and (ii) disclaim that they are relying upon or have relied upon any such information.  In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company and/or its Subsidiaries and/or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.  Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub shall have no claim against anyone with respect thereto.  Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty in this Agreement with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).  Nothing herein is intended, or shall be construed, to limit Parent’s rights or remedies in the case of fraud or knowing and intentional breach of this Agreement by the Company.

ARTICLE V

COVENANTS

Section 5.1 Interim Operations of the Company.  Between the date of this Agreement and the Effective Time, the Company shall conduct the Company’s business in the ordinary course of business consistent with past practices.  In addition to the foregoing, except (a) as expressly provided by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Letter, (c) as required by Law, or (d) as consented to by Parent after the date of this Agreement and prior to the Effective Time, which consent shall not be unreasonably withheld, conditioned or delayed except, in the case of Sections 5.1(ii), 5.1(iii), 5.1(vi)(A), 5.1(vi)(B), 5.1(x), 5.1(xi), and 5.1(xii), for which Parent may grant or withhold its consent in its sole and absolute discretion:

(i) the Company and its Subsidiaries will conduct business in all material respects in the ordinary course of business consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its commercially reasonable efforts to (A) preserve its business organizations intact, (B) maintain its existing relationships with material customers, suppliers, employees, creditors and business partners, to keep available the services of its present officers and employees and to manage its working capital (including the payment of accounts payable and the receipt of accounts receivable), and (C) (i) file all Tax Returns required to be filed by it and pay all of its debts and Taxes when due and (ii) pay or perform its other liabilities when due, in each case, subject to good faith disputes over such debts, Taxes or liabilities;

(ii) the Company will not amend its Company Charter Documents and no Subsidiary of the Company will amend its Subsidiary Charter Documents;

(iii) neither the Company nor any of its Subsidiaries will (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than by and among the Company and its Subsidiaries); (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, puts, collars, commitments or rights of any kind to acquire or sell (or stock appreciation rights with respect to), any shares of capital stock of the Company or any of its Subsidiaries (including treasury stock), other than in respect of (1) the shares of the Company's capital stock reserved for issuance on the date of this Agreement pursuant to the exercise of Options outstanding on the date of this Agreement or the vesting of Company Restricted Shares or (2) grants of Options or Company Restricted Shares to new hires pursuant to offer letters outstanding as of the date of this Agreement and set forth in Section 5.1(iii) of the Company Disclosure Letter, (C)  split, combine or reclassify the Shares or any outstanding capital stock of any of the Subsidiaries of the Company or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of the Company's capital stock;

(iv) except as required by applicable Law or under the terms of any Company Plan, the Company will not (A) make any changes in the compensation payable or to become payable to any of its officers, directors, employees, agents, consultants or other Persons providing management services (other than increases in wages in the ordinary course of business and consistent with past practice to employees of the Company or its Subsidiaries who are not officers, directors or Affiliates of the Company), (B) adopt, enter into or amend (including acceleration of vesting) any employment, severance, consulting, termination, deferred compensation or other employee benefit agreement (collectively, "Employment Agreements") including, without limitation, any Company Plan, except that the Company and its Subsidiaries may in the ordinary course of business consistent with past practice enter into in any such agreement in connection with the hiring of new employees who are not executive officers or direct reports to an executive officer, (C) make any loans (other than travel and payroll advances to non-officer employees in the ordinary course of business consistent with past practice) to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Company Plan or otherwise, (D) take (or omit to take) any action which action (or omission to act) would reasonably be expected to result in a "good reason", "constructive termination", or similar event, for purposes of any Employment Agreement;

(v) except in the ordinary course of business consistent with past practice, as required by applicable Law or under the terms of any Company Plan, the Company will not (A) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan or agreement to any officer, director, employee or Affiliate, other than in the ordinary course of business consistent with past practice, (B) pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of the Company of any amount relating to unused vacation days, or (C) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any Company Plan, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant;

(vi) neither the Company nor any of its Subsidiaries will, (A) incur or assume any long-term or short-term Indebtedness (including without limitation drawing down any amounts under the Credit Facility), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (C)  make any loans, advances or capital contributions to, or investments in, any other Person or enter into any material commitment or transaction (including, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate); provided, however, that for the purposes of the foregoing, Indebtedness shall not include, or be deemed to include, and the foregoing shall not prohibit, or be deemed to prohibit, normal terms of payment with the Company’s customers or revolving credit on the Company’s credit or charge cards in the ordinary course of business consistent with past practices;

(vii) neither the Company nor any of its Subsidiaries will make or authorize any initial capital expenditure, other than capital expenditures contemplated by the Company's existing capital budget, a copy of which has been attached to Section 5.1(vii) of the Company Disclosure Letter;

(viii) neither the Company nor any of its Subsidiaries will pay, discharge, waive or satisfy any rights, claims, liabilities or obligations, other than the payment, discharge, waiver, settlement or satisfaction of any such rights, claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements (or the notes to the Financial Statements);

(ix) neither the Company nor any of its Subsidiaries will (A) change any of the accounting methods used by it or any of its methods of reporting income or deductions for Tax purposes unless required by a change in GAAP or Law, (B) settle any material Tax claim, assessment, audit or investigation, (C) consent to any material Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, (D) make, revoke or change any Tax election, (E) request a Tax ruling, (F) amend any Tax Return or (G) file any Tax Return in a manner that is materially inconsistent with past custom and practice with respect to the Company or any of its Subsidiaries unless required by applicable Law;

(x) neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than this Agreement) or (B) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets, other than inventory in the ordinary course of business consistent with past practice;

(xi) neither the Company nor any of its Subsidiaries will acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets (other than in the ordinary course of business consistent with past practices), securities, properties, interests or businesses;

(xii) neither the Company nor any of its Subsidiaries will sell, lease, license, or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than the sale of inventory in the ordinary course of business;

(xiii) other than in the ordinary course of business consistent with past practices, neither the Company nor any of its Subsidiaries will (A) amend, supplement, or terminate any Material Contract or (B) enter into any Contract that would have been required to be disclosed on Section 3.9 of the Company Disclosure Letter as a Material Contract had it been entered into prior to the date hereof;

(xiv) neither the Company nor any of its Subsidiaries will place or allow the creation of any material Encumbrance (other than a Permitted Encumbrance) on any of their respective assets and properties;

(xv) neither the Company nor any of its Subsidiaries will initiate or settle any material Action; and

(xvi) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize or announce an intention to do any of the foregoing.

Section 5.2 No Solicitation by the Company.

(a) General Prohibitions.  Except as provided in Section 5.2(b), neither the Company Board, the Company nor any of its Subsidiaries shall, nor shall the Company Board, the Company or any of its Subsidiaries authorize or direct any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants, financing sources or other agents or advisors ("Representatives") to (i) solicit, initiate, facilitate (which shall not include the taking of (or omitting to take) any action in the ordinary course of business consistent with past practices or as specifically provided under this Agreement or required by applicable Law)  or encourage (including by way of furnishing information) the submission of any Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, engage in or otherwise participate in any discussions or negotiations with, furnish any  information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries (except as required by Law) to, or otherwise cooperate with any Third Party that has made, or, to the Knowledge of the Company, is considering making, an Acquisition Proposal, (iii) make an Adverse Recommendation Change, (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (v) waive, terminate, modify or fail to enforce any provision of any "standstill" or similar obligation of any Person other than Parent, or (vi) resolve by action of the Company Board, publicly propose or agree to do any of the foregoing.  For the purposes of this Agreement, an "Adverse Recommendation Change" shall occur if the Company Board (A) withholds, withdraws, qualifies or modifies (or publicly proposes or resolves to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation or (B) adopts, approves or recommends to the Company's stockholders an Acquisition Proposal.

(b) Exceptions.  Notwithstanding Section 5.2(a) or any other provision of this Agreement, at any time prior to obtaining the Stockholder Approval:

(i)        (A)           the Company may (1) engage in negotiations or discussions with any Third Party and its Representatives that has made after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to result in a Superior Proposal, and (2) thereafter furnish or make available to such Third Party and its Representatives and financing sources non-public information relating to the Company and any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party on terms and conditions substantially the same as those contained in the Confidentiality Agreement and which permits the Company to comply with the terms of this Section 5.2 (including this subsection (b)); provided, that the Company shall (x) notify Parent promptly (but in no event later than one (1) Business Day) after receipt by the Company of any Acquisition Proposal of the material terms and conditions thereof, including the identity of the party making such proposal, and a copy of any documents submitted therewith and (y) furnish to Parent and Merger Sub concurrently with the furnishing of such information to such person any information that has not previously been furnished to Parent and Merger Sub;

(B)           the Company Board may make an Adverse Recommendation Change following the receipt of any bona fide, unsolicited written Acquisition Proposal in accordance with this Section 5.2(b)(i), which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) to constitute a Superior Proposal; provided, however, that (1) the Company shall provide Parent with four (4) Business Days (the "Notice Period") notice of its intention to do so; provided, however, that if the Superior Proposal is from a Person that has previously made a Superior Proposal to the Company, then such Notice Period shall be two (2) Business Days rather than four (4) Business Days; (2) during the applicable Notice Period (or any Subsequent Notice Period), (x) if requested by Parent in writing, the Company shall engage in good faith negotiations exclusively with Parent to make such adjustments to the terms and conditions of this Agreement to cause the Acquisition Proposal which was determined to constitute a Superior Proposal to no longer constitute a Superior Proposal; and shall use reasonable best efforts to, and to cause its financial advisors and outside legal counsel to, exclusively negotiate with Parent in good faith (to the extent Parent so requests to negotiate), (y) the Company shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether such Acquisition Proposal continues to constitute a Superior

Proposal and (z) any material amendment to the terms of such Superior Proposal shall be deemed to be a new Acquisition Proposal and shall require a new notice pursuant to this Section 5.2(b); provided, however, that any such material amendment to the terms of such Superior Proposal shall be subject to a new notice period of two (2) Business Days (the "Subsequent Notice Period") rather than four (4) Business Days; and (3) prior to, and as a condition of entering into a Contract for such Acquisition Proposal (if such Acquisition Proposal continues to constitute a Superior Proposal), the Company shall have terminated this Agreement in accordance with Section 8.1(d) and paid the Termination Fee in accordance with Section 8.2(b).  After delivery of such written notice pursuant to clause (1) in the immediately preceding sentence, the Company shall promptly keep Parent informed of all material developments affecting the material terms and conditions of any such Superior Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Superior Proposal).

(C)           Subject to compliance with Section 5.2(b)(i)(A), Section 5.2(b)(i)(B), Section 8.1(d), and Section 8.2(b), the Company may terminate this Agreement to promptly enter into a binding written definitive agreement with respect to such Superior Proposal; or

(ii) the Company Board may make an Adverse Recommendation Change, other than in connection with an Acquisition Proposal, only if (1) a reasonably unanticipated material development or change in circumstances occurs or arises after the date of this Agreement that is positive to the Company and the reasonably likely effect of which was not known or reasonably foreseeable by the Company Board (such material development or change in circumstances being referred to as an "Intervening Event"), and (2) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor), in light of such Intervening Event, that a failure to make such Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company; provided, however, that the Company Board may not make an Adverse Recommendation Change unless the Company shall have provided prior written notice to Parent at least four (4) Business Days in advance of its intention to make an Adverse Recommendation Change, which notice shall reasonably specify the basis upon which the Company Board intends to effect such Adverse Recommendation Change, and prior to effecting such Adverse Recommendation Change (A) the Company shall, if requested by Parent, during the applicable notice period, have negotiated with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that the Company Board shall no longer conclude that a failure to make such Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company and (B) if, during the four (4) Business Day notice period, Parent made an offer to amend this Agreement that would, upon the Company's acceptance, be binding on Parent, the Company Board after consideration of such offer in good faith (after consultation with its outside legal counsel and financial advisor), shall have concluded that the failure of the Company Board to make such Adverse Recommendation Change could reasonably result in a breach of its fiduciary duties to the stockholders of the Company; provided, further, that the Company Board shall not be permitted to effect an Adverse Recommendation Change pursuant to this Section 5.2(b)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and solely subject in all respects to Section 5.2(b)(i)).

Nothing contained herein shall prevent the Company Board from complying with Rule 14d-9, Item 1012 of Regulation M-A or Rule 14e-2 under the Exchange Act or from making any disclosure to the Company's stockholders if the Company Board determines in good faith, after consultation with outside counsel, that the failure to take such action would create a reasonable possibility of a breach of its fiduciary duties under Delaware Law.  Any such disclosure shall be deemed to constitute an Adverse Recommendation Change if the Company does not affirm its Company Recommendation in such disclosure unless the Company is expressly prohibited from including such affirmation in such disclosure in accordance to applicable Law.

(c) Definition of Superior Proposal.  For purposes of this Agreement, "Superior Proposal" means an Acquisition Proposal (except the references therein to "20%" shall be replaced by "50%") the initial receipt of which did not result from or arise in connection with a breach of this Section 5.2 by the Company Board or the Company and which the Company Board determines in good faith, after considering the advice of outside legal counsel and its financial advisor and taking into account all the terms and conditions of such Acquisition Proposal, (a) if accepted, is reasonably likely to be consummated and (b) would result in a transaction that is more favorable to the Company's stockholders (other than Parent and any of its Affiliates) from a financial point of view than the Merger taking into account any financing contingencies, if any, of such Acquisition Proposal and the fully committed financing of the Merger Consideration hereunder.

(d) Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and direct its and their Representatives to, (i) cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal, (ii) immediately revoke or withdraw access of any Person other than Parent and its Representatives to any data room (virtual or actual) containing non-public information with respect to the Company or its Subsidiaries previously furnished and request from such Persons the prompt return or destruction of all such non-public information, and (iii) take such action as is necessary to enforce any confidentiality or "standstill" provisions or provisions of similar effect to which it is a party or of which it is a beneficiary.

Section 5.3 SEC Filing Covenant.  From the date hereof until the Effective Time, the Company shall file all Company SEC Documents required to be filed by the Company.  Each such Company SEC Document (i) shall be filed on a timely basis, including any applicable extensions of time to file, and (ii) shall comply, when filed, as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date filed.

Section 5.4 Section 16 Matters.  Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall file with the SEC the Proxy Statement.  The Company will use commercially reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as and to the extent required by applicable federal securities Laws.  Subject to Section 5.2, the Proxy Statement will contain the Company Recommendation.

(b) Parent and Merger Sub will provide for inclusion, or incorporation by reference, in the Proxy Statement all required information regarding Parent and Merger Sub.  Parent and its counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, or any amendment or supplement thereto (other than amendments or supplements thereto in compliance with Section 5.2), before such is filed with the SEC.  In addition, the Company will provide Parent and its counsel with (i) any comments or communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and (ii) the reasonable opportunity to review and comment on such comments.

(c) Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.  The Company further agrees to cause the Proxy Statement as so corrected or supplemented to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable federal securities Laws.

Section 6.2 Stockholders Meeting.

(a) Subject to the ability of the Company to terminate this Agreement in accordance with the terms of Section 8.1(d), the Company shall, as soon as reasonably practicable after the date of this Agreement, in accordance with applicable Law, the Company Charter Documents and the rules of The NASDAQ Stock Market, duly call, give notice of, convene and hold a special meeting of the Company's stockholders (the "Special Meeting") for the purpose of considering and taking action upon the adoption of this Agreement.  Subject to the ability of the Company Board to effect an Adverse Recommendation Change in accordance with Section 5.2, the Company Board shall (i) recommend approval and adoption of this Agreement by the Company's stockholders, (ii) use its commercially reasonable efforts to obtain the Stockholder Approval and (iii) otherwise comply with all legal requirements and common law duties applicable to such meeting.

(b) Subject to the ability of the Company to terminate this Agreement in accordance with the terms of Article VIII, at the Special Meeting, the Company shall, through the Company Board, make the Company Recommendation unless there has been an Adverse Recommendation Change made in accordance with Section 5.2.  Prior to (or after the withdrawal of) any Adverse Recommendation Change, the Company shall take all reasonable lawful action to solicit the Stockholder Approval.  Notwithstanding any Adverse Recommendation Change, the Company shall take all commercially reasonable lawful action in order to properly call, hold, and complete the Special Meeting in compliance with applicable Law and the Company Charter Documents including, without limitation, (i) setting and publicizing the record date for the Special Meeting, (ii) printing, mailing, and filing with the SEC, the Proxy Statement in accordance with Section 3.10, (iii) making available reasonably adequate facilities and Company representatives for the Special Meeting, and (iv) collecting and tabulating proxies and other votes cast during or prior to the Special Meeting, in each case, substantially consistent with the Company's past practices for its stockholder meetings held since January 1, 2009.

Section 6.3 Reasonable Best Efforts.

(a) Except as otherwise set forth in this Agreement, prior to the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Transactions as promptly as practicable following the execution of this Agreement including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the other parties' conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and cooperation with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any third party, including any Governmental Entity (which actions shall include furnishing and filing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by the Transactions or by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the date of this Agreement that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

(b) Prior to the Closing, each party hereto shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to and provide the other parties hereto (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.  Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions.  If any party to this Agreement or any Affiliate of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request.  To the extent that transfers of any permits issued by any Governmental Entity are required as a result of the execution of this Agreement or the consummation of the Transactions, the Company, Parent and Merger Sub shall use their respective reasonable best efforts to effect such transfers.

(c) The Company and Parent shall take all reasonable actions necessary to file, as promptly as practicable, but in any event no later than twenty (20) Business Days after the date of this Agreement, notifications under the HSR Act and to respond, as promptly as practicable, to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond, as promptly as practicable, to all inquiries and requests received from any state Attorney General or other Governmental Entity in connection with antitrust matters.

(d) Each of Parent and the Company shall use all reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws ").  In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Antitrust Laws, each of Parent and the Company shall cooperate and use all reasonable best efforts to vigorously contest and resist any such Action, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger or any other Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal unless, by mutual agreement, Parent and the Company decide that litigation is not in their respective best interests.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3(d) shall limit the right of any party hereto to terminate this Agreement pursuant to Section 8.1, so long as such party hereto has, up to the time of termination, complied in all material respects with its obligations under this Section 6.3(d).  Each of Parent and the Company shall use all reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.

(e) The parties’ reasonable best efforts shall not include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of the Company, Parent or their respective Subsidiaries or (ii) otherwise taking or committing to take actions that would limit Parent’s or its Subsidiaries’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of the Company, Parent or their respective Subsidiaries.

Section 6.4 Notification of Certain Matters.  Subject to applicable Law, the Company shall give prompt written notice to Merger Sub and Parent, and Merger Sub and Parent shall give prompt written notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would reasonably be expected to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date of this Agreement to the Effective Time if such untruth or inaccuracy could reasonably be expected to cause the conditions set forth in Section 7.2(a) or Section 7.3(a) not to be satisfied or (ii) any condition to the Merger to be unsatisfied at the Effective Time, (b) any material failure of the Company, Merger Sub or Parent, as the case may be, or any officer, director, employee, agent or representative of the Company, Merger Sub or Parent as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (c) any notice or communication from any Governmental Entity in connection with the Merger; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.  As of the date of this Agreement, none of Parent’s or Merger Sub's executive officers (as defined in Rule 3b-7 of the Exchange Act) has actual knowledge of any breach of the Company’s representations and warranties that would give rise to the failure of the condition set forth in Section 7.2(a) and Parent and/or Merger Sub shall notify the Company in writing if either of them becomes aware of any such breach; provided, however, that the foregoing shall not apply to any breach, alleged breach, or possible breach by the Company of Section 3.4(b) nor create in Parent or Merger Sub an obligation to inform the Company of any knowledge or imputed knowledge with respect to a breach, alleged breach, or possible breach of Section 3.4(b).

Section 6.5 Access; Confidentiality.

(a) Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, the Company agrees to (i) provide Parent and its representatives, at Parent's sole expense, from time to time prior to the earlier of the Effective Time or the termination of this Agreement, reasonable access upon prior notice during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives, at Parent's sole expense, such financial and operating data and other information (in each case, to the extent in the actual possession of the Company or its Subsidiaries) as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Parent in its investigation of the Company and its Subsidiaries.  Any investigation pursuant to this Section shall be conducted in such manner as to be reasonably non-invasive and not to interfere unreasonably (x) with the conduct of the business of the Company and its Subsidiaries and (y) with the prompt discharge by the Company's and its Subsidiaries' employees of their duties.  Parent shall, and shall cause Parent's Affiliates and Representatives to hold any non-public information received from the Company, its Affiliates or Representatives, directly or indirectly, in accordance with the Confidentiality Agreement.  The Company shall be entitled to have a Representative accompany Parent, Merger Sub and their respective representatives at all times.

(b) Parent agrees to indemnify, defend and hold the Company and its Subsidiaries harmless from any and all threatened or pending Actions or investigations and any and all liabilities, including reasonable costs and expenses for the loss, injury to or death of any Parent representative, resulting directly from the action or inaction of any of Parent or Parent's representatives during any visit to the business or property sites of the Company and its Subsidiaries.  Notwithstanding Section 6.5(a) and the foregoing provisions of this Section 6.5(b), neither the Company nor its Subsidiaries shall be required to provide access (i) to or to disclose any information (A) where such access or disclosure could jeopardize the attorney-client privilege or work product privilege of the Company or any of its Subsidiaries or contravene any Law or (B) to the extent that outside counsel to the Company advises that such access or disclosure should not be permitted or made in order to ensure compliance with any applicable Law or (ii) for Parent, Merger Sub or any of their respective representatives to conduct any sampling of environmental media without the Company's prior written consent.

(c) Parent will not (and will cause Parent's representatives not to) use any information obtained pursuant to this Section 6.5 for any purpose unrelated to the consummation of the Transactions and to hold confidential all information which it has received or to which it has gained access pursuant to this Section 6.5 in accordance with the Confidentiality Agreement.  Further, Parent shall cause any representative of Parent or Merger Sub who is not a party to the Confidentiality Agreement, upon request by the Company, to execute a joinder to such Confidentiality Agreement and agree to be bound by the terms and conditions thereof. The parties hereto acknowledge and agree that the Confidentiality Agreement shall remain in full force and effect.

Section 6.6 Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company, except as either party reasonably believes, after receiving the advice of outside counsel and after informing the other party, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.  Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party, except pursuant to Section 5.2(b) or as such party reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Law or by any listing agreement with a national securities exchange or trading market.

Section 6.7 Indemnification; Directors' and Officers' Insurance.

(a) From the Effective Time until the six (6) year anniversary of the Closing Date, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under the DGCL, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries  (collectively, the "Indemnified Parties") against all costs and expenses reasonably incurred by an Indemnified Party  (including attorneys' and accountants' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, by reason of the fact that such individual is or was serving at the request of the Company or its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the Transactions) in accordance with the terms of the Company's Certificate of Incorporation and Bylaws.  The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party.  If the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest with the Surviving Corporation, the Indemnified Party may retain separate counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay the fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its consent (which consent shall not be unreasonably conditioned, withheld or delayed).

(b) Effective as of the Effective Time, the Company, after consultation with Parent, will cause to be purchased a directors' and officers' liability "tail" insurance policy that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of the Company and its Subsidiaries (as opposed to reimbursing the Company or such Subsidiaries) with respect to claims against such directors and officers arising from facts or events occurring before, at or after the Effective Time (including as to, or arising out of or pertaining to, the Transactions), which insurance will contain substantially equivalent scope and amount of coverage as provided in the directors' and officers' liability insurance currently provided as of the date of this Agreement by the Company and its Subsidiaries; provided, however, that the Company will not pay a premium for such insurance policy in excess of three hundred percent (300%) of the aggregate premium paid by the Company for its directors and officers' insurance coverage in effect for the year that includes the date of this Agreement (the "D&O Premium").  If the aggregate premium necessary to purchase such insurance coverage exceeds three hundred percent (300%) of the D&O Premium, the Company will use its reasonable best efforts to obtain the most advantageous "tail" policy of directors' and officers' liability insurance and fiduciary liability insurance reasonably obtainable for an aggregate premium not exceeding three hundred percent (300%) of the D&O Premium.

(c) The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification, advancement of expenses, and limitations on liability set forth in the Company Charter Documents, and such provisions in the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of any individual who at the Effective Time is a director, officer, employee or agent of the Company or is or previously was serving at the request of the Company or its Subsidiaries as a director, trustee, officer, member, manager, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, pension or other employee benefit plan or other enterprise, unless such modification is required after the Effective Time by Law and then only to the minimum extent required by such Law.

(d) The rights of each Indemnified Party under this Section 6.7 are concurrent with and cumulative to (not a substitution for) any rights such individual may have under the Company Charter Documents and Subsidiary Charter Documents, the DGCL, or any other applicable Laws or under any agreement between any Indemnified Party and the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be independently and directly enforceable by, each Indemnified Party.

(e) In the event that Parent or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation (or its assets, as the case may be) assume the obligations set forth in this Section 6.7.

Section 6.8 Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

Section 6.9 Employee Matters.

(a) From and after the Effective Time and until the one year anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or one of its other Subsidiaries to, maintain in effect Parent Plans which provide the employees and former employees of the Company and its Subsidiaries as of the Effective Time benefits and compensation plans (including with respect to salary and bonus but not equity awards) which are substantially comparable to those provided by the Company as of the date hereof.

(b) Eligibility.  With respect to any Parent Plan in which any employee of the Company or any of its Subsidiaries first becomes eligible to participate on or after the Effective Time, Parent shall, or shall cause its applicable Affiliates to:  (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under such Parent Plan, except to the extent such pre-existing conditions, exclusions or waiting periods applied immediately prior thereto under the analogous Company Plan; (ii) provide such employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such Parent Plan under the analogous Company Plan (to the same extent that such credit was given under such Company Plan) in satisfying any applicable deductible or annual or lifetime maximum out-of-pocket requirements under such Parent Plan; and (iii) recognize all service of such employee with the Company and its Subsidiaries and predecessors (including recognition of all prior service with any entity (including any such Subsidiary prior to its becoming a Subsidiary of the Company) that was recognized by the Company (or any such Subsidiary) prior to the date hereof in the ordinary course of administering its (or such Subsidiary's) employee benefits), for purposes of eligibility to participate in and vesting in benefits under such Parent Plan, to the extent that such service was recognized for such purpose under the analogous Company Plan; provided, that, in no event shall the recognition of prior service result in a duplication of benefits.

(c) Contractual Rights.  Parent and the Surviving Corporation shall honor, or cause to be honored, in accordance with their respective terms, all vested or accrued benefit obligations to, and contractual rights of, employees, including any benefits or rights arising as a result of the Transactions (either alone or in combination with any other event).

(d) No Third Party Beneficiaries.  This Section 6.9 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding anything to the contrary contain herein, this Section 6.9 does not amend any provisions of any Company Plan or Parent Plan.

(e) Post-Closing Retention Plans.  The Company shall reasonably cooperate with Parent in connection with implementing any retention plans or programs at the Company that would be contingent upon the Closing and would become effective immediately upon the Effective Time.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained at the Special Meeting.

(b) Government Approvals.  The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all other material filings with or material permits, authorizations, consents and approvals of or expirations of waiting periods imposed by any Governmental Entity required to consummate the Merger shall have been obtained or filed or shall have occurred.

(c) No Injunctions or Restraints.  No Order or Law shall have been entered, enacted, promulgated, enforced or issued by any court of competent jurisdiction, or any other Governmental Entity, or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger; provided, however, that each of the parties to this Agreement shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

(d) Court Proceedings.  No Governmental Entity shall have instituted (or if instituted, shall not have withdrawn) any action, suit, proceeding, claim, arbitration or investigation wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent or restrain the consummation of the Transactions or (ii) cause any of the Transactions to be rescinded following consummation thereof; provided, however, that prior to invoking this condition, each party shall have complied with its obligations under Section 6.3.

Section 7.2 Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (other than those contained in Section 3.4(b)) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as have not, individually or in the aggregate, resulted in a Material Adverse Effect.  The representations and warranties of the Company contained in Section 3.4(b) shall have been true and correct in all respects at and as of the date hereof and shall be true and correct at and as of the Closing (without regard to any qualifications therein as to materiality or Material Adverse Effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date).

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer's Certificate.  The Company shall have furnished Parent with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) No Material Adverse Effect.  Since the date of this Agreement, no event, development, change, circumstance or condition shall have occurred or exist prior to the Effective Time that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e) FIRPTA Certificate.  On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulations Section 1.1445-2(c)(3).

Section 7.3 Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects at and as of the Closing (without regard to any qualifications therein as to materiality or material adverse effect), as though made at and as of such time (or, if made as of a specific date, at and as of such date), except for such failures to be true and correct as would not reasonably be expected to prevent or materially delay the consummation of the Merger.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or material adverse effect, in all respects) all obligations and agreements, and complied in all material respects with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officer's Certificate.  Each of Parent and Merger Sub shall have furnished the Company with a certificate dated the Closing Date signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing Conditions.  Neither Parent or Merger Sub nor the Company may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligations hereunder if such failure was caused by such party's failure to comply with its obligations to consummate the Merger and the other Transactions pursuant to this Agreement, including the obligations of such party pursuant to Section 6.3.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party (notwithstanding any Stockholder Approval):

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company, if:

(i) the Merger has not been consummated on or before September 30, 2012 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement caused the failure of the Merger to be consummated by such time; provided, further, however, that, if, on the Outside Date, either of the conditions to the Closing set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not have been fulfilled but all other conditions to the Closing either have been fulfilled or are then capable of being fulfilled, then the Outside Date shall, without any action on the part of the parties hereto, be extended to December 31, 2012, and such date shall become the Outside Date for purposes of this Agreement, with further extension of the Outside Date available by mutual written consent of Parent and the Company; or

(ii) a final and non-appealable restraining order, permanent injunction or other order issued by a Governmental Entity or other legal restraint or prohibition that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger or any of the other Transactions provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used all reasonable best efforts to prevent the entry of such permanent injunction, including by satisfying its obligations under Section 6.3; or

(iii) if the Special Meeting (including any adjournments and postponements thereof) shall have concluded without the Stockholder Approval having been obtained; provided, however, if the Stockholder Approval would have been obtained if all Voting Agreements had been fully-performed, the Company’s right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to the Company for thirty (30) Business Days to provide Parent with an opportunity to enforce its specific performance remedy set forth in the Voting Agreement with respect to such Stockholder(s) who breached a Voting Agreement and during such thirty (30) Business Day period the parties hereto shall reasonably cooperate in good faith in order to adjourn or postpone the Special Meeting to enable the enforcement of any such specific performance remedy by Parent;

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred; or

(ii) there shall have been a material breach of Section 5.2.

(d) by the Company, if, prior to receipt of the Stockholder Approval, the Company Board authorizes the Company, subject to complying with the terms of this Agreement (including without limitation Section 5.2(a) and Section 5.2(b)(i)), to promptly enter into a binding written definitive agreement with respect to a Superior Proposal.

Section 8.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided, however, that the provisions of the first sentence of Section 6.5(b), Section 6.5(c), Section 6.6, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement shall survive such termination; and provided, further, that nothing herein shall be deemed to limit the liability of any party hereto for such party's fraud or knowing and intentional breach of this Agreement.

(b) Company Termination Fee.

(i) If this Agreement is terminated (A) by the Company (1) pursuant to Section 8.1(d), or (2) pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) at any time after an Adverse Recommendation Change shall have occurred, or (B) by Parent (1) pursuant to Section 8.1(c), or (2) pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) at any time after an Adverse Recommendation Change shall have occurred, then, as a condition to such termination, in the case of clause (A) of this Section 8.2(b)(i), and effective upon such termination, in the case of clause (B) of this Section 8.2(b)(i), the Company shall pay to Parent in immediately available funds an amount equal to four percent (4%) of the Aggregate Consideration (the "Termination Fee"); provided, however, that with respect solely to a termination of this Agreement by Parent pursuant to Section 8.1(c)(ii), Parent shall not be entitled to the Termination Fee if it has delivered to the Company notice of termination of this Agreement more than thirty (30) days after Parent's executive officers (as defined in Rule 3b-7 of the Exchange Act) obtained actual knowledge of the material breach of Section 5.2 by the Company.

(ii) In the event that (A) an Acquisition Proposal shall have been made to the Company (whether or not withdrawn) or shall have been made directly to the stockholders of the Company generally (whether or not withdrawn) or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal whether or not subsequently withdrawn, (B) this Agreement is terminated by the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (C) within twelve (12) months of such termination, the Company (x) enters into a definitive agreement in connection with any Acquisition Proposal or (y) any Acquisition Proposal is consummated, then the Company shall pay to Parent in immediately available funds the Termination Fee promptly, but in any event within three (3) Business Days after such Acquisition Proposal referred to in clause (x) or (y) is consummated.

(iii) Except in the case of fraud or knowing and intentional breach of this Agreement by the Company, payment in full of the amounts described in this Section 8.2(b) shall be the sole and exclusive remedy of Parent and Merger Sub for termination of this Agreement pursuant to this Article VIII.

(c) Other Costs and Expenses.  Parent and the Company acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement.  Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2, the Company shall also pay any costs and expenses incurred by the Parent or Merger Sub in connection with an Action to enforce this Agreement that results in a judgment against Parent or Merger Sub that fails to pay any amount due pursuant to this Section 8.2 for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced Wall Street Journal prime rate from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waivers.  Subject to applicable Law, this Agreement may be amended in writing by the parties hereto by action taken by or on behalf of their respective boards of directors, at any time prior to the Closing Date, whether before or after the receipt of the Stockholder Approval and Merger Sub.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.2 Non-survival of Representations and Warranties.  None of the representations and warranties in this Agreement including the Company Disclosure Schedule, or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3 Expenses.  Except as set forth in Section 8.2, all fees, costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Transactions are to be paid by the party incurring such fees, costs and expenses.

Section 9.4 Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 9.4 prior to 5:00 p.m. (Dallas, Texas time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (Dallas, Texas time) on any date and earlier than 11:59 p.m. (Dallas, Texas time) on such date, (iii) one Business Day after being received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as follows:

(a)           if to Parent or Merger Sub, to:

TaylorMade-adidas Golf Company
5545 Fermi Court
Carlsbad, CA 92008
Attention: William S. Reimus, SVP & GC
Telephone No.: (760) 918-6000
Facsimile No.: (760) 918-6398

with a copy to:

Sheppard, Mullin, Richter & Hampton, LLP
1901 Avenue of the Stars
Suite 1600
Los Angeles, CA 90067
Attention: Jon W. Newby, Esq.
Telephone No.: (310) 228-3737
Facsimile No.:    (310) 228-3939

and

1111 Chapala Street, 3rd Floor
Santa Barbara, CA 93101
Attention: C. Thomas Hopkins, Esq.
Telephone No.: (805) 879-1800
Facsimile No.:    (805) 879-1855

(b)           if to the Company, to:

Adams Golf, Inc.
2801 E. Plano Parkway
Plano, Texas 75074
Attention: Mr. Eddie Adams
Telephone No.: (805) 614-4264
Facsimile No.:    (805) 614-9287

with a copy to:

Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Attention: Gregory Samuel, Esq.
Telephone No.:  (214) 651-5645
Facsimile No.:   (214) 200-0467

Section 9.5 Counterparts; Execution.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission (including electronic "pdf" copies) shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties hereto transmitted by facsimile or other electronic transmission (including electronic "pdf" copies) shall be deemed to be their original signatures for any purpose whatsoever.

Section 9.6 Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the schedules and annexes to this Agreement), and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement.  Other than as provided in Section 6.7, nothing herein, express or implied, is intended to or shall confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties hereto agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.8 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws of the Laws of the State of Delaware.

Section 9.9 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly-owned Subsidiary of Parent.  Any attempted assignment in violation of this Section 9.9 shall be null and void ab initio.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 9.10 Consent to Jurisdiction.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the state and federal courts located in the State of Delaware in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(b).

Section 9.11 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to enforce the terms of this Agreement (including to cause the other parties hereto to cause the Merger and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in the Agreement) and to enforce specifically such terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any state or federal court located in the State of Delaware).  This right shall include (i) the right of the Company to cause Parent and Merger Sub to cause the Merger and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of Parent and Merger Sub to cause the Company to cause the Merger and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  Each of the parties hereto hereby waives (A) the defense that a remedy at law would be adequate and (B) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If, prior to the Outside Date, any party brings any Action to seek to enjoin a breach or enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action.  For the avoidance of doubt, in the event (1) the Company is entitled to terminate this Agreement pursuant to Article VIII other than due to its breach of this Agreement and, in connection with such termination, Parent is entitled to receive the Termination Fee from the Company, or (2) the Company has breached this Agreement, this Agreement has been terminated pursuant to Article VIII, and Parent has actually received the Termination Fee, then, in either case, neither Parent nor Merger Sub shall be entitled to injunctive relief or specific performance pursuant to this Section 9.11(a) or otherwise.

(b) The Company hereby agrees that, except as provided in Section 8.1, specific performance shall be its sole and exclusive remedy with respect to breaches by Parent or Merger Sub or any other Person or otherwise in connection with this Agreement or Transactions and, except as provided in Section 8.1, that it may not seek or accept any other form of relief that any be available for such breach under this Agreement or otherwise in connection with this Agreement or the Transactions (including monetary damages).

(c) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Merger Sub to consummate the Merger pursuant to a claim for specific performance brought against Parent and Merger Sub pursuant to this Section 9.11, the Company may pursue any other remedy available to it at law or in equity, including monetary damages. If a court of competent jurisdiction has declined to specifically enforce the obligations of the Company to consummate the Merger pursuant to a claim for specific performance brought against the Company pursuant to this Section 9.11, Parent and Merger Sub may pursue any other remedy available to it at law or in equity, including monetary damages, subject to any limitations herein restricting Parent and Merger Sub’s rights to terminate this Agreement and collect the Termination Fee.  If any such court has granted an award of damages for such alleged breach against Parent and/or Merger Sub, the Company may enforce such award and accept damages for such alleged breach (which Parent agrees shall not be limited to reimbursement of Expenses, and may include to the extent proven, the benefit of the bargain lost by the Company's stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) only if, within two (2) weeks following such award, Parent and Merger Sub have not consummated the Merger.  In addition, the Company agrees to cause any legal action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger.

ARTICLE X

DEFINITIONS; INTERPRETATION

Section 10.1 Cross References.  Each of the following terms is defined in the section set forth opposite such term.

Defined Term	Section
Adverse Recommendation Change	Section 5.2(a)
Agreement	Preamble
Antitrust Laws	Section 6.3(d)
CERCLA	Section 3.16(a)

Certificate	Section 2.1(a)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 3.13(c)
Company	Preamble
Company Board	Section 2.3(f)
Company Common Stock	Section 3.2(a)
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.15(a)
Company Permits	Section 3.8
Company Plan	Section 3.13(a)
Company Preferred Stock	Section 3.4(a)
Company Recommendation	Section 3.2(c)
Company Restricted Share	Section 2.3(b)
Company Restricted Share Consideration	Section 2.3(b)
Confidentiality Agreement	Section 3.26
D&O Premium	Section 6.7(b)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.3
Employment Agreements	Section 5.1(iv)
Excluded Shares	Section 2.1(b)
Financial Statements	Section 3.5(c)
GAAP	Section 3.4(c)(iv)
Governmental Entity	Section 3.3
Grant Date	Section 3.4(c)
HSR Act	Section 3.3
Indemnified Parties	Section 6.7(a)
Intervening Event	Section 5.2(b)(ii)
IRS	Section 3.13(b)
Leased Real Property	Section 3.14(a)
Material Contract	Section 3.9(a)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Morgan Stanley	Section 3.19
Notice Period	Section 5.2(b)(i)(B)
Option Consideration	Section 2.3(a)
Options	Section 2.3(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Paying Agent	Section 2.2(a)
Payment Fund	Section 2.2(a)
Proxy Statement	Section 3.10
Representatives	Section 5.2(a)
Restraints	Section 7.1(c)
Solvent	Section 4.8

Special Meeting	Section 6.2(a)
Stockholder Approval	Section 3.2(a)
Stockholders	Recitals
Subsequent Notice Period	Section 5.2(b)(i)(B)
Superior Proposal	Section 5.2(c)
Surviving Corporation	Section 1.1
Termination Fee	Section 8.2(b)
Top Customers	Section 3.25
Top Suppliers	Section 3.25
Transaction Funds	Section 4.6
Transactions	Section 3.2(a)
Uncertificated Shares	Section 2.1(a)
Valid Transfer	Section 2.2(b)
Voting Agreements	Recitals

Section 10.2 Certain Terms Defined.  The following terms shall have the meanings set forth below for purposes of this Agreement:

"Acquisition Proposal" means, other than the Transactions, any offer or proposal from any Third Party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company (other than in the ordinary course of business), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

"Action" means any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Entity.

"Affiliates" has the meaning set forth in Rule 12b-2 of the Exchange Act.

"Aggregate Consideration" means the sum of (a) the aggregate Merger Consideration payable to all holders of Company Common Stock (other than Company Restricted Shares) pursuant to Section 2.1(a), (b) the aggregate Option Consideration payable to all holders of Options pursuant to Section 2.3(a), and (c) the aggregate Company Restricted Share Consideration payable to all holders of Company Restricted Shares pursuant to Section 2.3(b).

"Business Day" means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of Dallas, Texas is authorized or obligated by Law or Order to close.

"Company Business" means the business of the Company as presently conducted and as presently contemplated to be conducted in the future.

"Company Charter Documents" means the Second Amended and Restated Certificate of Incorporation of the Company, as amended to date, and the Amended Bylaws of the Company, as amended to date.

"Company SEC Document" means all forms, reports, statements, certifications and other documents required to be filed by it with the SEC under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing), including all exhibits thereto.

"Company Stock Plan" means the Company's 2002 Equity Incentive Plan.

"Contract" means any written or oral legally binding contract, agreement, instrument, arrangement, commitment, understanding or undertaking (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

"Credit Facility" means the Revolving Line of Credit between the Company and Wachovia Bank, National Association.

"DGCL" means the General Corporation Law of the State of Delaware, as in effect as of the date hereof and at the Effective Time, as applicable.

"Dodd-Frank Act" means the Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

"Encumbrance" means any security interest, pledge, mortgage, lien, charge, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way, or other encumbrance of any kind.

"Environmental Laws" means all Laws relating to the protection of the environment, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Materials of Environmental Concern including the ambient air, soil, surface water or groundwater, or relating to the protection of human health from exposure to Materials of Environmental Concern.

"Environmental Permits" means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

"Equity Interests" means all Shares, Company Restricted Shares, and Options (whether vested or unvested).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

 "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and, in the case of Parent and Merger Sub, the due diligence investigation of the Company.

"Immediate Family" means, with respect to any specified individual, such individual's spouse, parents, children, and siblings, or any other relative of such individual that shares such individual's home.

"Indebtedness" shall mean, with respect to the Company and its Subsidiaries, (i) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (iv) obligations for amounts drawn and outstanding under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (vi) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items, (vii) any performance bonds, and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing; provided, however, that Indebtedness shall not include those items set forth in Section 10.2 of the Company Disclosure Letter, up to the amounts set forth next to each such item listed in Section 10.2 of the Company Disclosure Letter.

"Intellectual Property" means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, Internet domain names and trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, and (iv) patentable inventions and discoveries, trade secrets, confidential information and know-how.

"Knowledge" means or has reference to, respectively, the actual knowledge after reasonable inquiry of (i) in the case of Parent or Merger Sub, the executive officers (as defined in Rule 3b-7 of the Exchange Act) of Parent, and (ii) in the case of the Company, Pamela High, B.H. (Barney) Adams, and Tim Reed, and, solely in the case of the Company's representations and warranties set forth in Section 3.23 and Section 3.24, Scott Blevins, Brad Barnett, in each case, with regard to matters covered or qualified by knowledge.

"Law" means any law, statute, code, ordinance, proclamation, regulation or rule of any Governmental Entity.

"Lease" means all leases, subleases and other agreements together with all amendments, extensions and renewals thereof under which the Company or any of its Subsidiary leases, uses or occupies, or has the right to use or occupy, any real property.

"License Agreement" means any Contract that provides for the grant of a material license or other material right with respect to or otherwise involving any Company Intellectual Property, except for commercially available off-the-shelf software or licenses to customers and end users granted in the ordinary course of business.

"Material Adverse Effect" means any event, circumstance, change, occurrence or state of facts (each an "Effect") that, individually or in the aggregate, (i) has, or would be reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole (other than Effects relating to (A) changes in industries relating to the Company and its Subsidiaries in general, not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates; (B) general legal, regulatory, political, business, economic, financial or securities market conditions in the United States or elsewhere (including fluctuations, in and of themselves, in the price of the Shares) not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates, (C) other than for purposes of any representation and warranty contained in Section 3.3, the announcement of this Agreement and pendency of the Transactions, the identity of Parent, the undertaking and performance or observance of the obligations contemplated by this Agreement or necessary to consummate the Transactions (including adverse effects on the results of operations attributable to uncertainties associated with the period between the date hereof and the Closing Date) or the consummation of any Transaction (including the Merger), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, (D) acts of war, insurrection, sabotage or terrorism not having a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Company operates, (E) changes in GAAP or the accounting rules or regulations of the SEC, in each case, arising or becoming effective after the date of this Agreement, or (F) the failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur)) or (ii) prevents or materially delays the Company from consummating the Merger.

"Materials of Environmental Concern" means any hazardous, acutely hazardous, or toxic substance or waste defined or regulated as such under Laws relating to the protection of the environment, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

"Order" means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

"Parent Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of ERISA but excluding any "multiemployer plan") and each other material director and employee plan, program, agreement or arrangement, vacation or sick pay policy, fringe benefit plan, compensation, severance or employment agreement, stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, and bonus or other incentive compensation or salary continuation plan or policy contributed to, sponsored or maintained by Parent or Merger Sub or, after the Effective Time, the Surviving Corporation.

"Permitted Encumbrances" means: (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that are being contested in good faith by appropriate proceedings or for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers' compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics', carriers', workers', repairers' and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business, (v) Encumbrances that relate to zoning, entitlement and other land use and environmental Laws, (vi) other imperfections or irregularities in title, charges, easements, survey exceptions, leases, subleases, license agreements and other occupancy agreements, reciprocal easement agreements, restrictions and other customary encumbrances on title to or use of real property, (vii) utility easements for electricity, gas, water, sanitary sewer, surface water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any property, (viii) any utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any of the Sites, (ix) any encroachments of stoops, areas, cellar steps, trim and cornices, if any, upon any street or highway; (provided, however, that in the case of clauses (v) through (ix), none of the foregoing, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the conduct of the Company Business); and (x) as to any Leased Real Property, any Encumbrance affecting the interest of the lessor thereof to the extent the underlying obligation to such lessor is not in default or delinquent.

"Person" means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.

"Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping or disposing.

"Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Shares" means each issued and outstanding share of Company Common Stock.

"Specified Company SEC Documents" means Company SEC Documents filed by the Company after January 1, 2009 and prior to the date of this Agreement.

"Subsidiary" means, with respect to any party, any foreign or domestic corporation or other organization, whether incorporated or unincorporated, of which (a) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of such party's Subsidiaries, or by such party and one or more of its Subsidiaries.

"Subsidiary Charter Documents" means the certificate of incorporation and bylaws (or comparable governing documents) of the relevant Subsidiary of the Company, in each case, as amended to date.

"Tax" or "Taxes" means any and all federal, state, local and foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other like assessment or charge in the nature of a tax of any kind whatsoever (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto imposed by any Governmental Entity.

"Tax Return" or "Tax Returns" means any and all reports, returns, or similar statements to be filed with respect to any Tax, including, without limitation, declarations, elections, claims for refund, schedules, forms and information returns, any schedules or attachments thereto, and any amended tax return or declaration of estimated Tax and any affiliated, consolidated, combined, unitary or similar return, related to any Taxes.

"Third Party" means any Person, other than Parent or any of its Affiliates.

Section 10.3 Other Definitional and Interpretative Provisions.  The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Terms defined in the singular in this Agreement shall also include the plural and vice versa.  The captions and headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import.  The phrases "the date of this Agreement," "the date hereof" and phrases of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.4 Company Disclosure Letter.  Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in any Section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other Section of the Company Disclosure Letter as though fully set forth in such Company Disclosure Letter for which applicability of such information and disclosure is reasonably apparent on its face.  The fact that any item of information is disclosed in any Section of the Company Disclosure Letter (a) shall not be construed to mean that such information is required to be disclosed by this Agreement, (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item, (c) with respect to the enforceability of Contracts with third-parties, the existence or non-existence of third-party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the parties to this Agreement and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any party by any Person who is not a party, or give rise to any claim or benefit to any entity or person who is not a party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of the Company contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.  Unless the context otherwise requires (for example, a Section of the Company Disclosure Letter corresponds to a representation and warranty that requires disclosure of information that is "material" or that would reasonably be expected to constitute a "Material Adverse Effect"), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms "material" or "Material Adverse Effect" or other similar terms in this Agreement.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not described herein or included in the Company Disclosure Letter is or is not material for purposes of this Agreement.

[Remainder of Page Intentionally Left Blank.]
[Signatures on Following Page.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

ADAMS GOLF, INC.

By:	/s/ Byron H. Adams
	Name:	Byron H. Adams
	Title:	Chairman and Interim CEO

TAYLOR MADE GOLF COMPANY, INC.

By:	/s/ Mark King
	Name:	Mark King
	Title:	President and CEO

By:	/s/ Melissa Claaseen
	Name:	Melissa Claaseen
	Title:	CFO

APPLE TREE ACQUISITION CORP.

By:	/s Mark King
	Name:	Mark King
	Title:	President

By:	/s/ Melissa Claaseen
	Name:	Melissa Claaseen
	Title:	Treasurer

Signature Page to Agreement and Plan of Merger